NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Craig Howie Joins Everest Re Group, Ltd.; to be Named Chief Financial Officer

HAMILTON, Bermuda – March 20, 2012 -- Everest Re Group, Ltd. (NYSE: RE) today announced that Craig Howie will join the Company as Executive Vice President on March 26, 2012. Following the first quarter filings of the Company’s SEC financial statements, Mr. Howie will assume the role of Chief Financial Officer from Mr. Dominic Addesso, who, as previously announced, was promoted to President.

Mr. Howie joins Everest from Munich Re America where he served as Vice President and Controller since 2005. Having joined Munich Re America in 1989 from Ernst & Young, Mr. Howie brings more than 23 years of insurance industry related financial experience to the organization. He holds an M.B.A. in Finance and Taxation from Villanova University and a B.S. in Accounting from Drexel University. In addition, Mr. Howie holds memberships in the American Institute of CPAs, the New Jersey Society of CPAs, and the Pennsylvania Institute of CPAs.

Mr. Joseph V. Taranto, Chairman and Chief Executive Officer, said "We are very pleased to have an experienced executive of Craig's caliber joining us at Everest. He is a terrific addition to our executive management team." Dominic Addesso, President and Chief Financial Officer, said, "I have known Craig for many years and I look forward to working with him again as he assumes the role of Chief Financial Officer. He will be a strong and welcome addition to our organization."

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestregroup.com.